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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (the "Agreement"), dated August 20, 1998, by and among HOME RETAIL HOLDINGS, INC., a Delaware corporation (Home Retail"), GLENN KAAS, an individual resident of the State of Georgia (the "Shareholder") and AROPI, INCORPORATED, an Iowa corporation (the "Company"),

         WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company, consisting of 174 shares of the voting Common Stock, no par value (the "Aropi Common Stock" or "Aropi Shares");

         WHEREAS, Home Retail desires to purchase from the Shareholder and the Shareholder desires to sell to Home Retail, all of the issued and outstanding shares of the Aropi Common Stock in exchange for the Purchase Price (as hereafter defined);

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section.

         (a) "Aropi Common Stock" or "Aropi Shares" is any and all of the voting common stock of the Company, no par value, owned by Glenn Kaas.

         (b) "Audited Financial Statements" is defined in Section 4.4 hereof.

         (c) "Bankruptcy Court" is defined in Section 5.2 hereof.

         (d) "Bankruptcy Court Order" is defined in Section 5.2 hereof.

         (e) "Benefit Plans" is defined in Section 4.17(a) hereof.

         (f) "Blue Sky" are the various state security laws applicable to the Shareholder or shareholders of Home Retail.

         (g) "Closing" is defined in Section 3.2 hereof.

         (h) "Closing Date" is defined in Section 3.2 hereof.

         (i) "Closing Documents" are those documents set forth on Exhibit 1(j) attached hereto and incorporated herein by reference.



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         (j) "Closing Liabilities" are those liabilities set forth on Exhibit
  6.2 attached hereto and incorporated herein by reference.

         (k) "Code" is the Internal Revenue Code of 1986, as amended.

         (l) "Confidentiality Agreement" is defined in Section 11.2 hereof.

         (m) "Conversion Date" is the date on which the Offering has been consummated in accordance with the underwriting agreement.

         (n) "Convertible Promissory Note No. 1" is defined in Section 3.1(b) hereof.

         (o) "Convertible Promissory Note No. 2" is defined in Section 3.1(b) hereof.

         (p) "Convertible Promissory Note No. 1 and Stock Escrow Agreement" is the escrow agreement attached hereto as Exhibit 7.

         (q) "Current-Operating Liabilities" are any and all liabilities of the Company arising in the ordinary course of business.

         (r) "Disclosure Documents" is defined in Section 5.2 hereof.

         (s) "ERISA" is defined in Section 4.17(a) hereof.

         (t) "Escrow Agreement" is that certain Escrow Agreement dated June 30, 1998 by and between Glenn Kaas, Home Retail Acquisition Corporation, a Delaware corporation, and Arnall Golden & Gregory, LLP, Escrow Agent.

         (u) "Home Retail Shares" is defined in Section 3.1(b) hereof.

         (v) "Home Retail Information" is defined in Section 4.21(b) hereof.

         (w) "Insurance Policies" is defined in Section 4.18 hereof.

         (x) "Interim Financials" is defined in Section 4.4 hereof.

         (y) "Lease" is defined in Section 6.5 hereof.

         (z) "Letter of Credit" is defined in Section 6.6 hereof.

         (aa) "Loan and Financing Agreement" are those certain loan documents set forth on Exhibit 1(aa) attached hereto and incorporated herein by reference.

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         (ab) "Material-Adverse Effect" or "Material-Adverse Change" is defined on Exhibit 1(ab) attached hereto and incorporated herein by reference.

         (ac) "May 1998 Balance Sheet" is the financial statement attached hereto as Exhibit 4.4.

         (ad) "Offering" is defined on Exhibit 1(ad) attached hereto and incorporated herein by reference.

         (ae) "Offering Price" is defined on Exhibit 1(ae) attached hereto and incorporated herein by reference.

         (af) "Plan" is defined in Section 5.2 hereof.

         (ag) "Purchase Price" is defined in Section 2 hereof.

         (ah) "Rule 144" is defined in Section 5.5(a)(ii) hereof.

         (ai) "Securities Act" is defined in Section 4.21(a) hereof.

         (aj) "Tag Along Agreement" is defined in Section 8.2(j) hereof.

         2. Sale and Purchase of the Aropi Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Shareholder will sell the Aropi Shares to Home Retail, and Home Retail will purchase the Aropi Shares from the Shareholder on the Closing Date for an aggregate purchase price equal to $1,290,312, (the "Purchase Price") payable as set forth in Section 3.1 below.

         3. The Closing; Purchase Price, etc.

            3.1. Payment At Closing. At the Closing, Home Retail shall pay the Purchase Price as follows:

                 (a) $790,312.21 in cash by wire transfer to the Shareholder of immediately available funds or by certified bank check.

                 (b) the balance of the Purchase Price, $500,000, shall be evidenced by two convertible promissory notes each in the amount of $250,000 and each bearing interest at the rate of 8% per annum, principal and interest due and payable as follows: (i) the first convertible promissory note in one lump sum 365 days from the Closing Date, similar to that attached hereto as Exhibit 3.1(b)(i) and incorporated herein by reference ("Convertible Promissory Note No. 1"), and (ii) the second convertible promissory note in one lump sum 180 days from the Closing Date, similar to that attached hereto as Exhibit 3.1(b)(ii) ("Convertible Promissory Note No. 2") (collectively, the "Convertible Promissory Notes"). The Convertible Promissory Notes shall be convertible as set forth in
Section 10.3 hereof into shares of the Class A Voting Common Stock of Home Retail, par value of $.01 per share having a fair market value as of the Conversion Date of not less than $500,000 ("Home Retail Shares") which shares as

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of the Conversion Date shall represent not less than 2% of all of the issued and outstanding shares of Home Retail on a fully diluted basis. It is understood, acknowledged and agreed by the Parties hereto, that the Shareholder's purchase price per share for the Home Retail Shares, on the Conversion Date will be at the Offering Price per share as that sold to the Public in the Offering.

            3.2. The Closing. The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Cambridge Holdings LLC, 535 Madison Avenue, New York, New York, at 10:00 a.m. New York time on August 20, 1998 or at such place and on such other date as may be mutually agreed upon by Home Retail and the Shareholder. The date of the closing is herein referred to as the "Closing Date".

            3.3. Delivery of Aropi Shares. At the Closing, Shareholder will deliver to Home Retail certificates representing the Aropi Shares duly endorsed for transfer by the Shareholder or accompanied by stock powers duly executed by the Shareholder in form reasonably satisfactory to Home Retail and in exchange therefor Shareholder shall receive (i) the Convertible Promissory Notes and (ii) the cash portion of the Purchase Price as provided in Section 3.1(a) above.

         4. Representations and Warranties of the Shareholder and the Company. The Shareholder and the Company, jointly and severally, to the best of their knowledge and belief, represent and warrant to Home Retail as follows:

            4.1. (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the character of the properties owned or leased or the nature of activities conducted makes such qualification necessary except where the failure to so qualify would not have a Material-Adverse Effect on the Company.

         (b) Certificate of Incorporation and By-Laws. Attached hereto and incorporated herein by reference as Exhibits 4.1(b)(i) and (b)(ii) hereto, are true, correct and complete copies, in full force and effect, of the Company's Certificate of Incorporation and By-Laws, as amended or restated. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

            4.2. Capitalization. The authorized capital stock of the Company consists of (i) 10,000 shares of Voting Common Stock, of which 174 shares will be issued and outstanding as of the Closing Date after the cancellation of the 174 shares of Voting Common Stock held in escrow to secure the Company's indebtedness to Dennis Kaas which indebtedness will be paid as provided for in Sections 6.2 and 10.1 hereof, (ii) 10,000 shares of Non-Voting Common Stock and
(iii) 10,000 shares of Non-Voting Preferred Common, none of which are issued or outstanding. All of the issued and outstanding shares of Aropi Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no options, warrants, calls subscriptions, convertible securities, or other rights or agreements or commitments of any character whatsoever obligating the Company to issue or sell any shares of Aropi Common Stock or any other class of capital stock of the Company, or any securities convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any shares of capital stock or other securities of any kind of the Company. There are no voting trusts or other agreements or understandings to which the Company or the Shareholder is a party with respect to the voting of the Aropi Common Stock or any other class of capital stock of the Company, except as set forth on Exhibit 4.2 attached hereto and incorporated herein by reference.

            4.3. Agreement; Title to Aropi Shares.

                 (a) Each of the Shareholder and the Company has the legal capacity to enter into this Agreement. This Agreement has been duly executed and delivered by the Shareholder and the Company and, assuming due execution by Home Retail, constitutes the legal and binding obligation of the Shareholder and the Company enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization of other similar laws of general application relating to the rights of creditors and is subject to general principles of equity. The execution and delivery by the Shareholder and the Company of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Shareholder and the Company of their respective obligations hereunder will not conflict with or result in any violation of, or default under (either immediately or with notice or lapse of time), or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (i) the certificate of incorporation or by-laws of the Company, (ii) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Shareholder or the Company is a party or by which any of the properties or other assets of the Company is bound, (iii) any franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Shareholder or the Company, or any of the properties or other assets of the Company, (iv) any law, statute, decree, rule or regulation of any jurisdiction.

                 (b) No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Shareholder or the Company is necessary for the execution of this Agreement, the consummation by the Shareholder and the Company of the transactions contemplated hereby or the performance by the Shareholder and the Company of their respective obligations hereunder other than (i) satisfaction of applicable requirements, if any, of the Securities Act or state securities, "Blue Sky" or takeover laws and
(ii) other regulatory rules, as required by law.

                 (c) Since January 1, 1998, the Company has not declared or paid any dividend on any of the Aropi Common Stock, or directly or indirectly redeemed, or made any distribution with respect to, or authorized or effected any split-up or any other purchase or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Closing Date, except as set forth on Exhibit 4.3 which is attached hereto and incorporated herein by reference.

                 (d) The Shareholder is the record and beneficial owner of the Aropi Shares, has the sole and undivided ownership of said Aropi Shares with the full power, right, and authority to enter into and perform this Agreement and to transfer the Aropi Shares to Home Retail.

                 (e) The Aropi Shares represent all of the Aropi Shares which the Shareholder owns in the Company.

                 (f) The Aropi Shares are free and clear of all liens, security interests, claims, pledges, community property rights and encumbrances of any nature whatsoever and are not subject to any shareholder agreements, voting trusts, contractual restrictions, or outstanding proxies.

                 (g) The Shareholder has not granted any options, warrants or purchase rights with respect to the Aropi Shares to any individual, group, partnership, corporation or other legal entity.

                 (h) The delivery by the Shareholder to Home Retail of the certificate(s) representing the Aropi Shares shall pass good and marketable title to the Aropi Shares to Home Retail.

            4.4. Financial Statements. The Shareholder has delivered to Home Retail true and correct copies of the audited financial statements of the Company for the fiscal years ending June 30, 1996 and June 30, 1997 prepared by Smith & Radigan, certified public accountants, Atlanta, Georgia (the "Audited Financial Statements").

         The unaudited balance sheet of the Company for the period ending May 31, 1998 ("the May 1998 Balance Sheet") and the related unaudited statements of operations and accumulated deficit for the period from July 1, 1997 to the May 1998 Balance Sheet, certified by the President of the Company (collectively, the "Interim Financials") were prepared from the books and records of the Company and fairly present in all material respects the financial position of the Company as of their respective dates and the results of operations of the Company for the periods then ended. The Audited Financial Statements and the Interim Financials, including the notes to all such statements, are referred to herein collectively as the "Financial Statements." The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and present fairly in all material respects and in accordance with generally accepted accounting principles the financial position of the Company as of the respective dates specified. Except as reflected or reserved against in the Interim Financials, the Company has no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, arising out of transactions entered into, or any state of facts existing, other than (a) liabilities and obligations as disclosed or contemplated in this Agreement, (b) liabilities and obligations described in the exhibits to this Agreement, (c) liabilities and obligations arising after the May 1998 Balance Sheet in the ordinary course of the business of the Company that do not have and cannot reasonable be expected to have, individually or in the aggregate, a Material-Adverse Effect, and (d) those set forth on Exhibit 4.4 attached hereto and incorporated herein by reference.

            4.5. Title to Property, Absence of Encumbrances. etc. Except for leased property and as set forth on Exhibit 4.5 attached hereto and incorporated herein by reference, the Company has good and marketable title, and is the sole owner of, all material assets, real or personal, tangible or intangible, owned or used by it, including, without limitation, all assets reflected in the balance sheets included in the Interim Financials (other than any assets sold or otherwise disposed of in the ordinary course of business since June 1, 1998), free and clear of all mortgages, pledges, liens, security interests or encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any governmental restrictions on the operation of such assets, except for such leases and such mortgages, liens and encumbrances, or as otherwise disclosed in Exhibit 4.5 or other Exhibits to this Agreement. All buildings, other improvements and leasehold improvements, and all machinery, equipment, tools, furniture and fixtures except as listed on Exhibit 4.5 owned or leased by the Company are in good operating condition and repair, except for reasonable wear and tear. The Company has not received notice of any outstanding enforcement actions or notices of violation issued by any Federal, state, county or municipal authority having jurisdiction over any such property, including but not limited to any notice from any state or Federal environmental agency.

            4.6. Inventory; Accounts Receivable. Subject to the aggregate of the reserves reflected on the May 1998 Balance Sheet with respect to inventory, the inventories of the Company in all material respects (a) are in good marketable condition, and (b) conform to generally accepted standards in the industry of which the Company is a part. The accounts receivable reflected on the books of the Company on the May 1998 Balance Sheet were valid and existing and represent monies owed to the Company for services provided or goods sold and delivered in the ordinary course of the business as of that date. Except as reflected on the May 1998 Balance Sheet, there were no refunds, discounts, or other adjustments payable relating to a material amount of the accounts receivable, and the Company has not received any written notice, or to its knowledge, any notice, asserting any defenses, rights of set-off, assignments, or conditions enforceable by third parties against the Company relating to a material amount of the accounts receivable. The accounts receivable reflected on the May 1998 Balance Sheet were net of a write-off determined in accordance with the Company's past practices.

            4.7. Patents, Trademarks, etc. Exhibit 4.7 attached hereto and incorporated herein by reference contains a complete and correct list of all patents, trademarks registered or claimed by the Company, trade names and registered copyrights owned by, or registered in the name of the Company, and all applications for patents or for registration of trademarks, trade names or copyrights made by the Company, or by any of its employees for the benefit of the Company. Except as otherwise indicated on Exhibit 4.7, the Company is the registered and beneficial owner of all such patents, trademarks, trade names and registered copyrights, free and clear of any license, royalty, lien or encumbrance. The Company owns or has the right to use all patents, patent applications, trademarks, trade names, copyrights and other intellectual property rights, including, without limitation, inventions, processes, designs, formula, trade secrets, technology and know-how necessary for the conduct of its business. There is no pending or threatened claim by the Company against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, copyright or other intellectual property (including, without limitation, any trade secrets or know-how) owned by the Company or in which the Company has an interest, whether as licensee or otherwise. Except as set forth in Exhibit 4.7, there is no pending or, to the knowledge of the Shareholder, threatened action, suit or proceeding against the Company or the Shareholder for infringement, misuse or appropriation of any patent, trademark, trade name, copyright or other intellectual property (including, without limitation, any trade secret or know-how) owned by any third party or, to the knowledge of the Shareholder, any basis therefor.

            4.8. Employee Remuneration, etc. Exhibit 4.8 attached hereto and incorporated herein by reference lists the current salaries and bonuses (together with pending or anticipated increases therein) of each director, officer employee, and other remuneration with respect to any consultant or agent of the Company currently paid at a rate in excess of $30,000 per year. No officer or other key employee of the Company has indicated to the Shareholder, or to the Shareholder's knowledge has any intention to terminate his or her employment with the Company.

            4.9. Union and Employment Agreements. The Company is not a party to any collective bargaining agreement, or to any written or oral employment agreement, including without limitation any agreement regarding severance or compensation due upon a change of control, with any of its respective officers, directors, employees, consultants or agents. No attempts to organize the employees of the Company have been made, nor, to the knowledge of the Shareholder, are any such attempts now threatened or, being planned. The Company is in compliance in all material respects with all applicable Federal, state and local laws, rules and regulations regarding employment conditions and practices, has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has not engaged, nor has it been alleged to have engaged in any unfair labor practices and has not discriminated, nor has it been alleged to have discriminated on the basis of age, sex or other bases prohibited by law in its respective employment conditions or practices. There are no unfair labor practice or age or sex discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or, to the knowledge of the Shareholder, threatened against the Company before any Federal, state or local board, department, commission or agency. There are no existing or, to the knowledge of the Shareholder, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company. There are no pending or threatened representation questions respecting the employees of the Company or any pending arbitration proceedings.

            4.10. Officers, Directors and Bank Accounts. Exhibit 4.10 attached hereto and incorporated herein by reference lists (a) the names of all directors and officers of the Company, and (b) the name and location of each bank or other institution in which the Company has any account or safe deposit box, the number or other identification thereof, and the names of all persons authorized to draw thereon or have access thereto.

            4.11. No Adverse Change. Since the May 1998 Balance Sheet, there has not been any Material-Adverse Change in the financial condition, operations or business of the Company, it being understood and agreed that (i) any adverse changes generally affecting national, regional or local economic conditions or adverse changes generally affecting industry conditions as a whole, and (ii) the financial impact to the Company for any fees or expenses incurred in regard to the consummation of this Agreement shall not be construed to constitute a breach of the foregoing representation.

      Home Retail (A) acknowledges that the Shareholder has disclosed to it that (i) due to an Internal Revenue Service audit for the fiscal years 1995, 1996 and 1997 there will be an adjustment (decrease) to the depreciation reflected on the Audited Financial Statements of approximately $145,000.00 ("Depreciation Adjustment"), and (ii) for the fiscal year ending June 30, 1998 the Company may incur a net operating loss of approximately $10,000.00 to $20,000.00 ("Loss"), and (B) agrees that neither the Depreciation Adjustment nor the Loss shall constitute a Material-Adverse Change to the Audited Financial Statements.

            4.12. Absence of Certain Changes. Except as set forth on Exhibit 4.12, since the May 1998 Balance Sheet, the Company has not (a) issued, sold or delivered or agreed to issue, sell or deliver any shares of its capital stock or any options or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock, (b) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (c) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, penalty or interest) any of its assets, real or personal, tangible or intangible, (d) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (e) declared, made, paid or set apart any sum for any dividend or other distribution to its Shareholder, or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, (f) forgiven or cancelled any debts or claims other than in the ordinary course of business or waived any rights of material value not previously accrued for, (g) granted any increase in compensation in any form to any officer, salaried employee or any class of other employees, or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, other than increases in compensation of less than 10% granted in the ordinary course of business consistent with prior practice to employees whose base pay at the time of such increase was less than $30,000, (h) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (i) granted any rights or licenses under any of its patents, trademarks, trade names, copyrights or other intellectual property rights, (j) suffered any loss of, or adverse change in its relationship with, any supplier or customer, or has reason to know of any action which would constitute or lead to such a loss or adverse change,
(k) suffered any damage, destruction or loss (whether or not covered by insurance) which has a Material-Adverse Effect on its business, (l) suffered any strike or other labor trouble which has had a Material-Adverse Effect on its operations, (m) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (n) decreased the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furniture and fixtures owned or leased by it, (o) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates except as set forth in Section
4.11 above, (p) settled any dispute involving payment by the Company in excess of $10,000, (q) made any loan or advance in excess of $10,000 to any person or entity, other than travel or expense advances in accordance with its normal policies which have been accounted for, or repaid and extensions of trade credit in accordance with its normal business practices, or (r) entered into any material transaction other than in the ordinary course of business.

            4.13. Litigation. Except as set forth on Exhibit 4.13 attached hereto and incorporated herein by reference, there are no judicial or administrative actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Shareholder, threatened before any court or tribunal or governmental instrumentality, or any citation, order or notice of violation of any law, decree, rule or regulation, by or against the Company or any of its properties, or which relate in any way to the Company's business, properties, assets or operations, or which have or are likely to result in an imposition of a lien on any of the properties or assets owned or leased by the Company, or which question the validity of this Agreement, or any action to be taken in connection herewith or therewith, nor is there any such action, suit, proceeding or investigation, to the knowledge of the Shareholder, pending or threatened against the Company. Neither the Company nor any property or assets of the Company is subject to any judicial or administrative order, judgement, injunction or decree.

            4.14. Contracts, etc. Exhibit 4.14 attached hereto and incorporated herein by reference contains a complete and correct list of each (a) mortgage, debenture, note or installment obligation, or other instrument or contract for the borrowing or lending of money by the Company, including, without limitation, any agreement or arrangement relating to the maintenance of compensation balances or the availability of a line of credit, (b) license agreement, sales agency agreement or distribution agreement to which the Company is a party, (c) guaranty of any obligation by the Company, including, without limitation, any keep-well, make-whole or maintenance of working capital or earnings or similar agreement, (d) agreement for the sale of any properties or assets by the Company other than sales of products in the ordinary course of business, (e) contract (other than a contract, purchase order or other agreement for the purchase of raw materials or other supplies in the ordinary course of business or for the purchase of machinery, equipment, tools, furniture or fixtures with a cost of less than $10,000) pursuant to which the Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the shares, business, or other assets of another enterprise, (f) secrecy or invention agreement under which the Company or, to the Shareholder's knowledge, any of the present officers or employees of the Company has any obligation and relating to the business of the Company, (g) requirements contract with the Company as purchaser or seller or other agreement for the purchase or sale of goods or services not terminable without liability by the Company on 30 days' (or less) notice or involving payments by or to the Company in excess of $10,000, (h) agreement or arrangement with a customer or supplier of the Company for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products with a value in excess of $10,000, (i) agreement of the Company with, or loan or advance by the Company to or from, or other obligation of the Company to or from any officer or director of the Company, (j) lease of real or personal property with the Company as lessor or lessee, involving rents of more than $5,000 per year, (k) agreement or arrangement limiting the freedom of the Company or, to the shareholder's knowledge, any of the present officers or employees of the Company to compete in any line of business similar to the Company business, with any person or other entity or in any geographical area, (l) governmental license, franchise, permit or authorization held by and material to the business of the Company and not listed on any other Exhibit hereto, (m) joint venture agreement, partnership or profit sharing to which the Company is a party, (n) agreement pursuant to which the Company has indemnified or shared tax liability with any party; and (o) contract, commitment or agreement not referred to above in this Section 4.14 or in any other Exhibit to this Agreement and which involves aggregate payments by or to the Company of $10,000 or more. All such contracts and agreements are in full force and effect, the Company is not in default thereunder and no event has occurred which, whether with notice, lapse of time or otherwise, would constitute a default thereunder. No consent of any party or the payment of any penalty or incurrence of additional obligations or change of any terms is necessary upon or prior to the consummation of the transaction contemplated by this Agreement so that all rights of the Company under the contracts to which it is a party shall continue unimpaired on and after the Closing Date.

            4.15. Taxes.

                  (a) The Company has been since 1994, and continues to be an S corporation, as defined by Section 1361 of the Internal Revenue Code (the "Code"). The Company has delivered to Home Retail true and correct copies of (i) the statement that the Company received from the IRS regarding its status as an S corporation and (ii) its three (3) most recently filed U.S. federal income tax returns as an S corporation. All taxes due and owing by The Company (whether or not shown on any tax return, whether known or unknown, asserted or unasserted) have been paid other than matters previously disclosed in writing, for which adequate accruals or reserves have been established. The Company is not a party to any tax sharing or other agreement that will require any payment with respect to taxes. The Company is not the beneficiary of any extension of time within which to file any tax return. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency or the collection of taxes.

                  (b) Except as set forth on Exhibit 4.15 which is attached
                      hereto and incorporated herein by reference, no taxing authority or other governmental unit has claimed, raised with the Shareholder, discussed with the Shareholder, proposed, or to the Shareholder knowledge threatened any assessment, deficiency, adjustment, dispute, or claim concerning any tax return or any tax liability of the Company. There is no asserted unpaid assessment, deficiency, or adjustment concerning any tax return or tax liability of the Company. To the knowledge of the Company, none of the tax returns of the Company has been selected for or are now under audit or examination by any taxing authority or other governmental unit, and there are no suits, actions, proceedings, or investigations pending or, to the knowledge of the Shareholder, threatened against the Company with respect to any taxes, except as set forth on Exhibit 4.15.

                  (c) The Company has withheld and timely deposited or paid all taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                  (d) The Company (A) has not been a member of an affiliated group filing a consolidated federal income tax return; and
                      (B) has no liability for the taxes of any Person (other than the Company) under Treas. Reg. Sec. 1.1502-6 or any similar provision of state, local, or foreign law), as transferee or successor, by contract, or otherwise. None of the Company or any shareholder of the Company is a Person other than a United States person within the meaning of the Code and payments of purchase price made pursuant to the transaction contemplated herein are not subject to the withholding provisions of Sec. 3406 of the Code or subchapter A of Chapter 3 of the Code.

            4.16. Licenses. The licenses listed on Exhibit 4.16 attached hereto and incorporated herein by reference (the "Licenses"), represent all of the licenses, permits, approvals, and clearances issued to the Company as of the date hereof by all foreign, Federal, state or local governmental authorities and currently used by or useful to the Company in connection with the operation of its business except for those which the failure to hold has not and cannot reasonably be expected to have a Material-Adverse Effect. The Licenses represent all government licenses, permits, approvals, or clearances that the Company is required to maintain by applicable statute or regulation in connection with the business as presently conducted except for those which the failure to hold has not and cannot reasonably be expected to have a Material-Adverse Effect. The Licenses are full in full force and effect in accordance with their terms, and there is no outstanding notice of cancellation or termination in connection therewith.

            4.17. Employee Benefit Plans and Arrangements and Compliance with ERISA.

                  (a) Exhibit 4.17 attached hereto and incorporated herein by reference sets forth all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other deferred compensation, bonus, overtime, fringe benefit, insurance, welfare, medical, health, life, company car, disability, injury, illness, accident, sick pay, sick leave, vacation, termination, severance, retention, executive compensation, incentive, commission, or other plan, agreement, policy, trust fund, or arrangement, not otherwise listed on any exhibit to this Agreement, maintained or to which contributions are being made by the Company or which provide benefits to the Company's current or former employees (collectively, the "Benefit Plans"). True and correct copies of each Benefit Plan have been delivered to Home Retail. To the extent applicable, for each Benefit Plan, the Company has provided to Home Retail copies of (i) the most recent determination letter and any outstanding request for a determination letter; (ii) IRS Forms 5500 with respect to the last two plan years; (iii) certified financial statements; (iv) summary plan descriptions to employees purporting to inform them of the Benefit Plan; (v) any related trust agreement;
(vi) all insurance contracts or other funding arrangements; and (vii) all material communications received from or sent to the IRS or the Department of Labor within the last two years. All contributions or premiums required to be made by the Company as of the Closing Date on account of, or under, each Benefit

Plan have been paid or adequate accruals have been made therefore on the books of the Company and, except as disclosed on Exhibit 4.17, no such contribution or premium is delinquent under the terms of the applicable Benefit Plan. The Company does not maintain any Benefit Plan that provides post retirement or post termination welfare benefits for retired employees, except for continuing benefits required by applicable state and federal laws.

                  (b) The only Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained or to which contributions are being made by The Company or which provide benefits to the Company's Employees is the Retirement Plan. The Retirement Plan has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code, and the trust established in connection with the Retirement Plan has received a determination letter from the IRS that it is exempt under Section 501(a) of the Code. To the knowledge of the Shareholder, nothing has occurred with respect to the operation of the Retirement Plan that could cause the loss of such qualification or exemption or the imposition of any material penalty or tax under ERISA or the Code. The Company does not contribute to, and has not within the five-year period ending on the Closing Date, contributed to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) or any plan which is subject to Section 412 of the Code or Title IV of ERISA.

                  (c) No termination, retention, severance, or similar benefit will become payable as a result of any transaction contemplated under the Agreement.

                  (d) Benefits under any Benefit Plan are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. The Company has not communicated to any employee or former employee any intention or commitment to modify any Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (e) Each Benefit Plan has been maintained and administered in compliance in all material respects with its terms and in all material respects with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules, and regulations, including, but not limited to, ERISA and the Code.

            4.18. Insurance. Exhibit 4.18 attached hereto and incorporated herein by reference lists all insurance policies to which the Company is, as of the date of this Agreement, a party or which have been obtained by the Company and relate to the employees of the Company (the "Insurance Policies") and, on attachment if necessary, a claims history for each Insurance Policy since July 1, 1996. The Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid when due, and no notice of cancellation or termination has been received with respect to any Insurance Policy.

            4.19. Other Liabilities. The Company does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature, whether arising out of contract, tort, statute or otherwise, except (a) as reflected in the balance sheets included in the Interim

Financials, (b) disclosed in the Exhibits of this Agreement, (c) as contemplated by this Agreement or (d) liabilities and obligations incurred in the ordinary course of business since the May 1998 Balance Sheet.

            4.20. Absence of Certain Payments. Neither the Shareholder nor the Company nor, to the best of the Shareholder's and the Company's knowledge, any officers, directors, employees, agents representatives, or independent contractors of the Company has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any Federal, state, county, municipal or other governmental or regulatory body or authority or any self regulatory body or authority, or made any payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company.

            4.21. Investment Representation.

                  (a) On the Conversation Date, the Shareholder represents and warrants that he will acquire the Home Retail Shares for his own account only, for investment purposes and not with a view to distribution and acknowledges that the Home Retail Shares are and will be "restricted securities" within the meaning of the Rules and Regulations under the Securities Act of 1933 (the "Securities Act"), that the disposition of such securities is subject to compliance with the registration and prospectus provisions of the Securities Act, and that certificates for the securities issued hereunder will bear a legend to that effect.

                  (b) The Shareholder acknowledges receipt of and has read, carefully considered and fully understands this Agreement and all other documents, including without limitation the exhibits and schedules hereto and, prior to the Closing, the Disclosure Documents (as hereafter defined) requested by and furnished to the Shareholder (such documents are herein collectively referred to as the "Home Retail Information"). The Shareholder acknowledges that he has not been furnished with or solicited by any offering literature, leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising.

                  (c) The Shareholder is able to (i) bear the economic risk of his investment in the Home Retail Shares and (ii) hold Home Retail Shares for an indefinite period of time.

                  (d) The Shareholder understands the business in which Home Retail is engaged and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Home Retail Shares and of making an informed investment decision with respect thereto. The Shareholder has obtained sufficient information to evaluate the merits and risks of his investments and to make such a decision.

                  (e) The Shareholder confirms that neither Home Retail nor any of its affiliates or agents have made any representations or warranties (oral or written) concerning Home Retail's investment in the Home Retail Shares, Home Retail, its business, prospects or anticipated financial results, or other matters, other than as set forth in the Home Retail Information.

            4.22. Disclosure. This Agreement (except for Section 5), the Exhibits hereto and the Financial Statements do not contain any untrue statements of a material fact or omit or will omit to state any material fact necessary to make the statements contained therein, in such light of the circumstances under which they were made, not false or misleading.

         5. Representations and Warranties of Home Retail. Home Retail represents and warrants to the Shareholder as follows:

            5.1. (a) Organization and Qualification. Home Retail is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operation its properties and carry on its business as it is now being conducted.

                 (b) Exhibits 5.1(b)(i) and 5.1(b)(ii) attached hereto and incorporated herein by reference are true, correct and complete copies, in full force and effect, of Home Retail's Certificate of Incorporation and By-Laws, in each case as amended. Home Retail is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

            5.2. Disclosure Documents. Home Retail has heretofore furnished the Shareholder, with true, correct and complete copies of the Plan of Reorganization of Gaylord Companies, Inc., the Cookstore and Worthington, Inc. dated June 19, 1998 as amended and supplemented, (the "Plan"), the Disclosure Statement for the Plan dated June 19, 1998 and all exhibits thereto, as amended and supplemented (collectively, the "Disclosure Documents"). The Plan has been confirmed by the Bankruptcy Court for the Southern District of Ohio, Eastern Division (the "Bankruptcy Court") by order dated July 10, 1998 ("Bankruptcy Court Order") (which Bankruptcy Court Order has not been appealed) attached hereto as Exhibit 5.2 and incorporated herein by reference. The Disclosure Documents fairly summarize the business, operations, properties and management of Home Retail and its subsidiaries as of the dates of filing. The Disclosure Documents, as of respective dates on which such documents were confirmed by the Bankruptcy Court, and the representations made by Home Retail herein do not and did not contain any misstatements of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

            5.3. Agreement. (a) This Agreement has been duly executed and delivered by Home Retail and constitutes the legal and binding obligation of Home Retail enforceable in accordance with its terms. The execution and delivery by Home Retail of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Home Retail of its obligations hereunder will not conflict with or result in any violation of, or default under (either immediately or with notice or lapse of time), or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant, to any provision of (a) the Certificate of Incorporation of Home Retail, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which Home Retail is a party or by which any of Home Retail's properties or other assets is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to Home Retail, or any of Home Retail's properties or other assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction.

                 (b) No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by Home Retail is necessary for the execution of this Agreement by Home Retail, the consummation by Home Retail of the transactions contemplated hereby or the performance by Home Retail of its obligations hereunder other than the satisfaction of the applicable requirements, if any, of (i) the Securities Act or state securities, "Blue Sky" or takeover laws and (ii) other regulatory rules, as required by law.

            5.4. Capitalization. The authorized capital stock of Home Retail consists of (i) 20,000,000 shares of Class A Voting Common Stock, par value $.01 per share, of which 1,535,945 shares are issued and outstanding, (ii) 156,000 shares of Class B Restricted Common Stock, par value $.01 per share, of which 156,100 shares are issued and outstanding, and (iii) one million (1,000,000) shares of Serial Preferred Stock, $.01 par value per share, none of which shares are issued and outstanding. All of the issued and outstanding shares of Home Retail's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Exhibit 5.4 attached hereto and incorporated herein by reference, there are no options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments of any character whatsoever obligating Home Retail to issue or sell any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any shares of its capital stock or other securities of any kind of Home Retail. To the best knowledge of Home Retail, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of Home Retail.

            5.5. Home Retail Share. On the Conversion Date, (a) The Home Retail Shares

                 (i) will, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights; and

                 (ii) will be listed on the Nasdaq Small CAP Marketsm subject to the notice of issuance which will be given on the Conversion Date.

            (b) Upon delivery of Home Retail Shares as provided in Section
10.3 hereof, the Shareholder will acquire good, marketable and valid title thereto, free and clear of any and all liens or other encumbrances.

            5.6. Information Requirements. On the Conversion Date, Home Retail will meet the "information" requirements of Rule 144(c).

            5.7. No Adverse Change. Since May 31, 1998 there has not been any Material-Adverse Change in the financial condition, operations or business of Home Retail, it being understood and agreed that any adverse changes generally affecting national, regional or local economic conditions or adverse changes generally affecting industry conditions as a whole shall not be construed to constitute a breach of the foregoing representation.

            5.8. Investment Representation. Home Retail represents and warrants that it is acquiring the Aropi Shares for its own account only, for investment purposes and not with a view to distribution and acknowledges that the Aropi Shares are and will be "restricted securities" within the meaning of the Rules and Regulations under the Securities Act, that the disposition of such securities is subject to compliance with the registration and prospectus provisions of the Securities Act, and that certificates for the securities issued hereunder will bear a legend to that effect.

            5.9. Brokers. No finder, broker, agent or other intermediary has acted on behalf of Home Retail in connection with this Agreement or the transactions contemplated hereby for whose fees the Company or the Shareholder is liable.

            5.10. Home Retail's Knowledge. Home Retail has no knowledge of any inaccuracy in any of the representations and warranties of the Shareholder or the Company contained in this Agreement or the Exhibits hereto which may give rise to a claim for indemnification.

         6. Covenants and Agreements of Home Retail. Home Retail covenants and agrees as follows:

            6.1. Retention of Records. To facilitate the resolution of any claims made by or against or incurred by the Shareholder or the Company, or for any other reasonable purpose, Home Retail shall, for a period of five years after the date hereof, (a) retain the books and records of the Company which Home Retail receives as a result of this transaction, and (b) upon reasonable notice, afford the officers, employees, and authorized agents and representatives of the Company reasonable access (including the right to make, at the Company's expense, photocopies), during normal business hours, to the books and records of the Company which the Company receives as a result of this transaction; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Home Retail.

            6.2. Payments at Closing. At the Closing, to provide the Company with sufficient funds to pay in full the Closing Liabilities set forth on
Exhibit 6.2 attached hereto and incorporated herein by reference.

            6.3. Further Assurances. Upon the request of the Shareholder or the Company at any time after the Closing Date, to execute and deliver such documents as the Shareholder or the Company may reasonably request or effectuate the purposes of this Agreement.

            6.4. Payment of Obligations. From and after the Closing, to pay the Current-Operating Liabilities of the Company in the ordinary course of business.

            6.5. Lease. To enter into the Lease attached hereto as Exhibit 6.5 and incorporated herein by reference for the premises located at 4264-B Winters Chapel Road, Atlanta, Georgia 30360.

            6.6. Letter of Credit. At the Closing, Home Retail will provide the Shareholder with a $250,000 irrevocable standby letter of credit similar to that attached hereto as Exhibit 6.6 and incorporated herein by reference to secure payment of both Convertible Promissory Notes ("Letter of Credit"). The Letter of Credit shall have a maturity date of not less than fourteen (14) months from the date of issuance.

         7. Covenants and Agreements of Shareholder. To secure the Shareholder's indemnification obligation set forth in Section 9 hereof and his covenant and agreement to convert the Convertible Promissory Note No. 1 to Home Retail Shares set forth in Section 10.3 hereof, the Shareholder covenants and agrees (i) to place in escrow for a period of twelve (12) months from the Closing Date the Convertible Promissory Note No. 1, or (ii) in the event the Convertible Promissory Note No. 1 is converted, to place in escrow for a period of six (6) months from the Closing Date a sufficient number of Home Retail Shares to equal $125,000 (based upon the value of the shares on the Closing Date) pursuant to the terms and conditions of the Convertible Promissory Note No. 1 and Stock Escrow Agreement attached hereto as Exhibit 7 and incorporated herein by reference.

         8. Conditions Precedent.

            8.1. Conditions Precedent to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

                 (a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the transactions contemplated herein; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such order, decree or injunction vacated or reversed;

                 (b) the Shareholder and the Company shall have entered into a three-year Employment Agreement in the form attached hereto as Exhibit 8.1(b) and incorporated herein by reference; and

                 (c) the transactions contemplated by this Agreement shall (i) be permitted by the laws and regulations of each jurisdiction or Governmental Entity to which the Shareholder, the Company or any of their respective Affiliates are subject and (ii) not violate any applicable law.

            8.2. Conditions Precedent to Obligations of the Shareholder and the Company. The obligations of the Company and the Shareholder to consummate the transactions contemplated in this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

                 (a) the representations and warranties of Home Retail contained in Section 5 shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

                 (b) Home Retail shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Closing Date;

                 (c) all proceedings, corporate or other, to be taken by Home Retail in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and the Shareholder and the Company's and the Shareholder's counsel, and Home Retail shall have made available to the Company and the Shareholder for examination the originals or true, correct and complete copies of all documents that the Company or the Shareholder may reasonably request in connection with the transactions contemplated by this Agreement;

                 (d) each of the representations and warranties of Home Retail contained in this Agreement that contains a materiality qualifier shall be true and accurate in all respects as of the date hereof and on the Closing Date, and each of the representations and warranties of Home Retail contained in this Agreement that does not contain a materiality qualifier shall be true and accurate in all material respects as of the date hereof and on the Closing Date. Home Retail shall have performed in all material respects all covenants and agreements on their part required to be performed on or before the Closing Date;

                 (e) payment of the Purchase Price shall be made to the Shareholder at the Closing in the amount and in the manner prescribed in Section 3.1;

                 (f) Home Retail shall have consummated the Loan and Financing Agreement;

                 (g) the Shareholder and the Company shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Home Retail, of resolutions adopted by the Board of Directors of Home Retail approving the Closing Documents to which it is a party and the consummation of the transactions contemplated by the Closing Documents;

                 (h) the Shareholder and the Company shall have received an opinion of Brown & Wood, Washington, D.C., counsel for Home Retail, dated the Closing Date, in substantially the form set forth in Exhibit 8.2(h) attached hereto and incorporated herein by reference and based on qualifications and limitations that are reasonably acceptable to the Shareholder and the Company;

                 (i) Home Retail shall have executed and delivered the Lease;

                 (j) the stockholders of Home Retail shall have entered into a mutually acceptable Tag Along Agreement similar to that attached hereto as
Exhibit 8.2(j) and incorporated herein by reference;

                 (k) at the Closing, the Company and the Shareholder shall have received a certificate of a senior officer of Home Retail, in form satisfactory to counsel for the Company and the Shareholder, certifying fulfillment of the matters referred to in paragraphs (a) through (j) of this Section 8.2; and

                 (l) Home Retail shall have delivered the Letter of Credit.

            8.3. Conditions Precedent to Obligations of Home Retail. The obligations of Home Retail to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

                 (a) there shall have occurred no Material-Adverse Change from the date hereof to the Closing Date in the condition or affairs of the Company;

                 (b) the representations and warranties of the Shareholder and the Company contained in Section 4 shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

                 (c) the Shareholder and the Company shall have received all necessary and material third party consents;

                 (d) the Shareholder and the Company shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by each of them on or before the Closing Date;

                 (e) Home Retail shall have received a certificate of the President of the Company, in form satisfactory to counsel for Home Retail, certifying fulfillment of the matters referred to in paragraphs (a) through (d) of this Section 8.3;

                 (f) all proceedings, corporate or other, to be taken by the Shareholder or the Company in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Home Retail and Home Retail's counsel, and the Shareholder and the Company shall have made available to Home Retail for examination the originals or true, correct and complete copies of all documents that Home Retail may reasonably request in connection with the transactions contemplated by this Agreement;

                 (g) Home Retail shall have received (i) the opinion of Arnall Golden & Gregory, LLP, counsel for the Shareholder and the Company, dated the Closing Date, in substantially the form attached as Exhibit 8.3(g) hereto;

                 (h) Each director of the Company other than Shareholder and each officer of the Company other than Shareholder shall have delivered a written resignation effective as of the Closing Date;

                 (i) all options, warrants and other rights to purchase any equity securities of the Company, if any, shall be irrevocably cancelled and any instruments or agreements evidencing such options, etc, shall be delivered to Home Retail for cancellation.

                 (j) the Shareholder and the Company shall have delivered to Home Retail (i) a long form good standing certificate from the Secretary of State of Iowa confirming as of a date within five days of the Closing Date the good standing of the Company and a good standing certificate from any state in which the Company is qualified to do business and (ii) a copy of the current Certificate of Incorporation of the Company certified by the Secretary of State of Iowa.

         9. Indemnification.

            9.1. Survival of Representations and Warranties.

                 All covenants and agreements shall survive the Closing in accordance with their terms. The representations and warranties contained in Sections 4 and 5 of this Agreement shall survive any investigation by either party and the Closing but shall expire and be extinguished on the secondary anniversary of the Closing Date, except that (i) the representations and warranties of the Shareholder set forth in Sections 4.3(d) and (e) shall survive without limitation as to time, and (ii) the representations and warranties of the Shareholder set forth in Section 4.15 shall survive until 90 days after expiration of the applicable statute of limitations for any affected taxable period. No action for indemnification under this Section 9 may be brought with respect to such representations and warranties after the applicable date indicated in the preceding sentence unless, before the date such representations and warranties expire, the party seeking indemnification has notified in reasonable detail in writing the party from whom indemnification is sought of a claim for indemnity hereunder.

            9.2. Indemnification by the Shareholder. Subject to the limitations set forth in this Section 9, from and after the Closing, the Shareholder agrees to indemnify and defend Home Retail and the Company, and hold Home Retail and the Company harmless from and against any loss, liability, damage, penalty, claim or expense, including reasonable attorneys' and technical consultants' fees and other costs and expenses (collectively, "Damage") incurred or sustained by Home Retail or the Company as a result of or relating to the non-fulfillment or breach of covenant or agreement or the breach of any representation or warranty of the Shareholder set forth in this Agreement. As security for the payment of amounts which may be due to Home Retail pursuant to this Section 9, the Shareholder shall deliver to the Escrow Agent the Convertible Promissory Note No. 2 to be held and disposed of by the Escrow Agent pursuant to the terms of the Stock Escrow Agreement.

            9.3. Indemnification by Home Retail. Home Retail agrees to indemnify and hold harmless the Shareholder from and against any and all Damages, as defined in Section 9.2 above, the Shareholder may suffer or incur, resulting from or arising out of the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of Home Retail in this Agreement.

            9.4. Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Section 9, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. If any such claim shall be brought against such Indemnitee, it shall notify the Indemnitor thereof, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided that the terms of such settlement or compromise provide for the unconditional release of the Indemnitee and require the payment by the Indemnitor of monetary damages only. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided that the terms of such settlement or compromise provide for the unconditional release of the Indemnitee and require the payment by the Indemnitor of monetary damages only. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Section 9 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

            9.5. Limits to the Right to Indemnification. As Indemnitee's rights to indemnification under this Section 9 shall be limited as follows:

                 (a) The Indemnitee shall be entitled to indemnification with respect to a breach of a representation or warranty, and with respect to indemnification as may be owed by the Shareholder under Section 9.2, only if the aggregate amount of all such Damages for which indemnification is otherwise available hereunder exceeds $125,000. If such Damages owed by the Indemnitor exceed $125,000, then the Indemnitor shall be liable to the full extent the Damages exceed $50,000. The maximum aggregate amount of indemnification payable by the Shareholder or Home Retail under this Agreement shall not exceed $125,000.

                 (b) Any indemnification hereunder shall be net of:

                     (i) any insurance proceeds recovered by the Shareholder, Home Retail, the Company or any subsidiary on account of, or applicable to, the satisfaction of claims for which indemnification is provided hereunder, provided, however, that the term "insurance proceeds", as used in this subdivision, shall mean the payment received under any applicable insurance policy less the amount of additional premium payable, or the reduction of any premium refund, consequent to the application of any retrospective loss adjustment provisions of such insurance policy to such insurance payments; and

                     (ii) any Tax Benefit. As used in this Section 9.5, "Tax Benefit," with respect to any Damage shall mean any reduction in the net federal or state income tax liability of the Shareholder or the Company or the entity filing consolidated tax returns which will following the Closing include the Company, as a result of such Damage, provided, that any calculation of Tax Benefit, with respect to any Damage, shall include any increase in federal income tax liability attributable to a reduction in state or local taxes as a result of such loss.

                 (c) No indemnification shall be available with respect to the breach of any representation or warranty made herein if the party claiming indemnification had received written notice prior to the Closing that the Indemnitor was in breach of such representation and warranty.

            9.6. Exclusive Remedy. The rights to indemnification provided by this Section 9 shall be exclusive and shall be construed to exclude and preclude the exercise of, and shall be in substitution and replacement of, any other rights of the parties hereto, express or implied, under this Agreement or applicable law, except in the event of a fraudulent breach of a representation, warranty or covenant contained in this Agreement.

        10. Joint Covenants and Agreements of Home Retail, the Shareholder and the Company.

            10.1. Indebtedness to Dennis Kaas. At the Closing, the Company shall pay in full any and all monies due or owing to Dennis T. Kaas in regard to
(i) the Stock Redemption Agreement dated December 31, 1994, evidenced by (a) the

Promissory Note dated December 31, 1994 in the original principal amount of $500,000.00 and (b) the Promissory Note dated December 31, 1994 in the original principal amount of $92,554.00, (ii) the Employment Agreement and (iii) the Covenant Not to Compete set forth on Exhibit 10.1 attached hereto and incorporated herein by reference.

         At the Closing, the Shareholder shall deliver to the Company the stock certificate of Dennis Kaas for 174 shares of the Company's Class A Voting Common Stock which shares have been held in escrow pursuant to the Stock Redemption Agreement with the appropriate Stock Power attached thereto and a letter authorizing the Company to cancel the stock certificate of record.

            10.2. Tax Distributions. Before the Closing, the Company shall be entitled to make cash distributions to its shareholders in amounts equal to the estimated federal and state income Tax payments due on September 15, 1998 and January 15, 1999 with respect to the Company's fiscal year ended December 31, 1998, in each case calculated consistent with past practices and distributed no more than 20 days before the respective dates on which those payments are due; provided, however, that the Purchase Price shall be reduced by an amount equal to the distributions made.

            10.3. Conversion of Convertible Promissory Notes. If within 365 days of the Closing Date, Home Retail shall have completed the Offering, the Shareholder covenants and agrees and Home Retail covenants and agrees to convert and exchange the Convertible Promissory Notes (or Convertible Promissory Note No. 1 plus $250,000 cash) for shares of the Class A Voting Common Stock of Home Retail, par value of $.01 per share having a fair market value as of the Conversion Date of not less than $500,000 which shares as of the Conversion Date shall represent not less than 2% of all of the issued and outstanding shares of Home Retail on a fully diluted basis. The interest accrued on the Convertible Promissory Notes shall be paid when due irrespective of whether the principal of the Convertible Promissory Notes has been converted to Home Retail Shares.

            The Shareholder's obligation to convert the Convertible Promissory Notes is conditioned on (i) the capital structure of Home Retail (on the Conversion Date) being not less than that described in Exhibit 10.3 attached hereto and incorporated herein by reference and (ii) Home Retail delivering evidence satisfactory to the Shareholder that Home Retail has received at least Five Million Dollars ($5,000,000.00) for the purchase of its Common Stock and/or Preferred Stock (other than the stock to be purchased by Shareholder) from the Offering. If the Offering has not been completed within 365 days from the Date of Closing, the Shareholder's obligation to convert the Convertible Promissory Notes shall terminate forthwith.

            10.4. Delivery of Home Retail Shares. On the Conversion Date, Home Retail will deliver to Shareholder (or the Escrow Agent if the Conversion Date is within 180 days of the Closing Date) certificates representing the Home Retail Shares in exchange for the Convertible Promissory Notes duly endorsed.

         11. Termination.

             11.1. Termination. This Agreement may be terminated at any time before the Closing:

                  (a) by the mutual written consents of Home Retail, the
                      Shareholder and the Company; or

                  (b) by either Home Retail, the Shareholder or the Company (by written notice) if the Closing shall not have occurred on or before October 15, 1998, provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on such date, and nothing contained herein shall relieve such party from liability for breach of this Agreement.

             11.2. Effect of Termination. Upon termination of this Agreement pursuant to Section 11.1, neither Home Retail nor the Shareholder nor the Company shall have any further duties, obligations, or liabilities under this Agreement except for the confidentiality obligations set forth in the Confidentiality Agreement attached hereto as Exhibit 11.2 and incorporated herein by reference, and the obligations for expenses under the Escrow Agreement.

         12. Miscellaneous.

             12.1. Expenses. Home Retail shall pay its expenses and costs, including, without limitation, expenses of their respective counsel and auditors, incidental to the preparation of this Agreement, the performance and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby and thereby. Home Retail acknowledges and agrees that the professional fees and expenses of the Company and the Shareholder incurred in regard to (i) this transaction and (ii) the preparation of the various agreements and documents related to the Agreement have been billed to and will be paid by the Company at or prior to the Closing. The Shareholder expressly stipulates that except as set forth in the preceding sentence, the Company shall not pay or be liable for any expenses and costs of the Shareholder in connection with this Agreement or the transaction contemplated hereby. Home Retail shall be responsible for the payment of fees and expenses owed to any finder, agent or broker who has acted on behalf of Home Retail in connection with this Agreement or the transactions contemplated hereby.

             12.2. Notices, etc. Any and all notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered by personal delivery or by messenger or overnight delivery or facsimile, or mailed by registered or certified mail, to the parties at the following addresses (or such other address for a party as shall be specified by notice given, from time to time, pursuant hereto):

                           If to Home Retail, to:

                           Home Retail Holdings, Inc.
                           c/o Cambridge Holdings LLC
                           535 Madison Avenue
                           New York, NY  10022-4212
                           Attention: David E. Danovitch
                           Fax: (212) 508-6501

                           with a copy to:

                           Brown & Wood, LLP 815 Connecticut Avenue, N.W. Suite 701
                           Washington, DC 20006
                           Attention:  William E. Sudow, Esq.
                           Fax: (202) 223-0485

                           If to the Shareholder:

                           Mr. Glenn Kaas
                           4135 Station Mill Court
                           Norcross, Georgia  30092
                           Fax:  (770) 448-9758

                           with a copy to:

                           Arnall Golden & Gregory, LLP
                           2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, GA  30309
                           Attention:  Jack K. Holland, Esq.
                           Fax: (404) 873-8611

                           If to the Company:

                           Aropi, Incorporated
                           4264-B Winters Chapel Road
                           Atlanta, GA 30360
                           Attention:  Glenn Kaas, President

             12.3. Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

             12.4. Amendments, etc. This Agreement may be amended, waived, discharged or terminated only by an instrument in writing executed by the party against which enforcement of such amendment, waiver, discharge or termination is sought.

             12.5. Miscellaneous. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement. This Agreement shall be construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of laws. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other. Subject to the previous sentence, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Home Retail and the successors, assigns, heirs, administrators, executors and legal representatives of the Shareholder. Time is of the Essence.

             12.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

             12.7. Entire Agreement. This Agreement, the exhibits to this Agreement and the Escrow Agreement constitute the entire understanding and agreement among the parties with respect to the subject matter hereof and shall supersede any prior agreements, representations and understandings among the parties with respect to such subject matter, including without limitation that certain Summary of Terms dated May 6, 1998 by and between Home Retail Acquisition Corporation and Aropi, Inc. d/b/a Rolling Pin/Kitchen Emporium. No representations or disclosures, whether oral or in writing, made before the date hereof, but not made or confirmed herein, shall be of any force or effect, and the parties acknowledge and agree that they have not relied on any such representations or disclosures in entering into this Agreement. Prior drafts of this Agreement shall not be used as a basis for interpreting this Agreement.

             12.8. Public Announcements. Any press release or other public disclosure issued or made by either Home Retail or the Shareholder or the Company relating to the transactions contemplated hereby shall be first provided in draft form to the other party, as the case may be, and such other party shall have the opportunity within a reasonable period of time to review and comment on such draft before it is released; provided that approval of such press release or other public disclosure shall not be required if any party is advised by its legal counsel that disclosure is required by law.

             12.9. Exhibits. The information disclosed on any Exhibit hereto shall be deemed to have been disclosed in every other Exhibit where the disclosure of such information would be pertinent. The parties hereto may, at their option, include in the Exhibits or elsewhere items which by virtue of such disclosure shall be deemed not to be material or to have a Material-Adverse Effect to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgment by a party hereto that such items would but for such disclosure be material or have a Material-Adverse Effect.

             12.10. Knowledge. Whenever in this Agreement a reference is made to the "knowledge" of the Company or the Shareholder, such reference shall mean the actual knowledge of the Shareholder, without giving effect to imputed knowledge, and does not connote a duty to investigate or an obligation to know.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            HOME RETAIL:

                                            HOME RETAIL HOLDINGS, INC.

                                            By: /S/ DAVID E. DANOVITCH
                                                ----------------------
                                                Name:
                                                Title:

                                            THE SHAREHOLDER:


                                            /S/ GLENN KAAS
                                            -------------------------
                                            Glenn Kaas

                                            THE COMPANY:

                                            AROPI, INCORPORATED

                                            By: /S/ GLENN KAAS
                                                ---------------------
                                                Name:
                                                Title:

                                    Exhibits


Exhibit 1(j)         Closing documents

Exhibit 1(aa)        List of Loan Documents

Exhibit 1(ab)        Material-Adverse Effect or Material-Adverse Change

Exhibit 1(ad)        Offering

Exhibit 1(ae)        Offering Price

Exhibit 3.1(b)(i)    Convertible Promissory Note No. 1

Exhibit 3.1(b)(ii)   Convertible Promissory Note No. 2

Exhibit 4.1(b)(i)    Certificate of Incorporation of Aropi

Exhibit 4.1(b)(ii)   By-Laws of Aropi

Exhibit 4.2          Voting trusts and other agreements

Exhibit 4.3(c)       Distribution of Stock or Dividends

Exhibit 4.4          May 1998 Balance Sheet

Exhibit 4.5          Leased property

Exhibit 4.7 List of Patents, trademarks, trade names, registered copyrights

Exhibit 4.8 List of Salaries and Bonuses of each Director, Officer, and Consultant or Agent Paid in Excess of $30,000 per year

Exhibit 4.10         List of Directors and Officers of the Company and
                     Bank Accounts

Exhibit 4.12         Changes with regard to Company's assets

Exhibit 4.13         Litigation

Exhibit 4.14         List of contracts and agreements

Exhibit 4.15         Exceptions to any tax returns

Exhibit 4.16         List of licenses

Exhibit 4.17         Employee benefit plans

Exhibit 4.18         List of insurance policies

Exhibit 5.1(b)(i)    Certificate of Incorporation of Home Retail

Exhibit 5.1(b)(ii)   By-Laws of Home Retail

Exhibit 5.2          Order of Bankruptcy Court

Exhibit 5.4          Options, warrants, calls, etc. of Home Retail

Exhibit 6.2          Closing Liabilities

Exhibit 6.5          Lease for 4264-B Winters Chapel Road, Atlanta,
                     Georgia 30360

Exhibit 6.6          Letter of Credit from Home Retail

Exhibit 7            Convertible Promissory Note No. 1 and Stock Escrow
                     Agreement

Exhibit 8.1(b)       Employment Agreement between Shareholder & Company

Exhibit 8.2(h)       Opinion letter from Brown & Wood, LLP

Exhibit 8.2(j)       Tag Along Agreement

Exhibit 8.3(g)       Opinion letter from Arnall Golden & Gregory, LLP

Exhibit 10.1         Indebtedness to Dennis Kaas

Exhibit 10.3         Capital Structure of Home Retail

Exhibit 11.2         Confidentiality Agreement